Page 1 of 27


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                              (Amendment No.____)*


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                                Shopping.com Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M8405Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]    Rule 13d-1(b)

           [ ]    Rule 13d-1(c)

           [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 27 Pages
                       Exhibit Index Contained on Page 26


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 2 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners III, L.P. ("BCP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,069,341 shares, except that Benchmark Capital Management Co. III,
              SHARES                          L.L.C. ("BCMC III"), the general partner of BCP III, may be deemed to
           BENEFICIALLY                       have sole power to vote these shares, and Alexandre Balkanski
      OWNED BY EACH REPORTING                 ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie
              PERSON                          ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey
               WITH                           ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff")
                                              and Steven M. Spurlock ("Spurlock"), the members of BCMC III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,069,341 shares, except that BCMC III, the general partner of BCP
                                              III, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,069,341
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 3 of 27

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund III, L.P. ("BFF III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        310,964 shares, except that BCMC III, the general partner of BFF III,
               SHARES                         may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
      OWNED BY EACH REPORTING                 members of BCMC III, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                 -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              310,964 shares, except that BCMC III, the general partner of BFF III, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       310,964
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 4 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund III-A, L.P. ("BFF III-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        84,478 shares, except that BCMC III, the general partner of BFF III-A,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
      OWNED BY EACH REPORTING                 members of BCMC III, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              84,478 shares, except that BCMC III, the general partner of BFF III-A may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,478
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 5 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Members' Fund III, L.P. ("BMF III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        32,294 shares, except that BCMC III, the general partner of BMF III,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
     OWNED BY EACH REPORTING                  members of BCMC III, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              32,294 shares, except that BCMC III, the general partner of BMF III, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       32,294
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 6 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co. III, L.L.C.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,497,077 shares, of which 1,069,341 are directly owned by BCP III,
              SHARES                          310,964 are directly owned by BFF III, 84,478 are directly owned by
           BENEFICIALLY                       BFF III-A and 32,294 shares are directly owned by BMF III.  BCMC III,
      OWNED BY EACH REPORTING                 the general partner of BCP III, BFF III, BFF III-A and BMF III, may be
              PERSON                          deemed to have sole power to vote these shares, and Balkanski, Beirne,
               WITH                           Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of
                                              BCMC III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,497,077 shares, of which 1,069,341 are directly owned by BCP III,
                                              310,964 are directly owned by BFF III, 84,478 are directly owned by
                                              BFF III-A and 32,294 shares are directly owned by BMF III. BCMC III, the general partner of BCP III, BFF III, BFF III-A and BMF III, may be deemed to have sole power to dispose of these shares, and Balkanski,
                                              Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
                                              members of BCMC III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,497,077
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 7 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners IV, L.P. ("BCP IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        395,231 shares, except that Benchmark Capital Management Co. IV,
              SHARES                          L.L.C. ("BCMC IV"), the general partner of BCP IV, may be deemed to
           BENEFICIALLY                       have sole power to vote these shares, and Balkanski,  Beirne, Dunlevie,
      OWNED BY EACH REPORTING                 Gurley, Harvey, Kagle, Rachleff  and Spurlock, the members of BCMC IV,
              PERSON                          may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              395,231 shares, except that BCMC IV, the general partner of BCP IV, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       395,231
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 8 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV, L.P. ("BFF IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        113,334 shares, except that BCMC IV, the general partner  of BFF IV,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
      OWNED BY EACH REPORTING                 members of BCMC IV, may be deemed to  have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              113,334 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       113,334
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                          Page 9 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        14,782 shares, except that BCMC IV, the general partner of BFF IV-A,
              SHARES                          may be deemed to have sole power to vote these  shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
     OWNED BY EACH REPORTING                  members of BCMC IV, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              14,782 shares, except that BCMC IV, the general partner of BFF IV-A may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       14,782
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 10 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,400 shares, except that BCMC IV, the general partner of  BFF IV-B,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and  Spurlock, the
    OWNED BY EACH REPORTING                   members of BCMC IV, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,400 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,400
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 11 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund IV-X, L.P. ("BFF IV-X")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        36,604 shares, except that BCMC IV, the general partner of BFF IV-X,
              SHARES                          may be deemed to have sole power to vote these shares, and Balkanski,
           BENEFICIALLY                       Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
      OWNED BY EACH REPORTING                 members of BCMC IV, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              36,604 shares, except that BCMC IV, the general partner of BFF IV-X, may be deemed to have sole power to dispose of these shares, and
                                              Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                              Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       36,604
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 12 of 27
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co. IV, L.L.C.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        564,351 shares, of which 395,231 are directly owned by BCP IV, 113,334
              SHARES                          are directly owned by BFF IV, 14,782 are directly owned by BFF IV-A,
           BENEFICIALLY                       4,400 are directly owned by BFF IV-B and 36,604 shares are directly
      OWNED BY EACH REPORTING                 owned by BFF IV-X.  BCMC IV, the general partner of BCP IV, BFF IV,
              PERSON                          BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to
               WITH                           vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey,
                                              Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              564,351 shares, of which 395,231 are directly owned by BCP IV, 113,334 are directly owned by BFF IV, 14,782 are directly owned by BFF IV-A,
                                              4,400 are directly owned by BFF IV-B and 36,604 shares are directly owned by BFF IV-X. BCMC IV, the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley,
                                              Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       564,351
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 13 of 27
----------- ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Alexandre Balkanski
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      French Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       7,920 shares, all of which are directly owned by a trust, and
           OWNED BY EACH                      Balkanski, as trustee of the trust, may be deemed to have sole power
             REPORTING                        to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Balkanski, a
                                              member of BCMC III, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A,
                                              BFF IV-B and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              7,920 shares, all of which are directly owned by a trust, and
                                              Balkanski, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Balkanski, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,069,348
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 14 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON       David M. Beirne
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              3,960 shares, all of which are directly owned by a trust, and Beirne,
             NUMBER OF                        as trustee of the trust, may be deemed to have sole power to vote
              SHARES                          these shares.
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Beirne, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Beirne, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,960 shares, all of which are directly owned by a trust, and Beirne, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Beirne, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,065,388
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 15 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Bruce W. Dunlevie
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              19,802 shares, all of which are directly owned by a trust, and
             NUMBER OF                        Dunlevie, as trustee of the trust, may be deemed to have sole
              SHARES                          power to vote these shares.
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by  BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Dunlevie, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              19,802 shares, all of which are directly owned by a trust, and
                                              Dunlevie, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Dunlevie, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,081,230
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 16 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      J. William Gurley
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              3,960 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
              PERSON                          310,964 are directly owned by BFF III; 84,478 are directly owned by
               WITH                           BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Gurley, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,960 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Gurley, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,065,388
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 17 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Kevin R. Harvey
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              19,802 shares, all of which are directly owned by a trust, and
             NUMBER OF                        Harvey, as trustee of the trust, may be deemed to have sole power to
              SHARES                          vote these shares.
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Harvey, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              19,802 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Harvey, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,081,230
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 18 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Robert C. Kagle
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              7,920 shares, all of which are directly owned by several trusts, and
             NUMBER OF                        Kagle, as trustee of the trusts, may be deemed to have sole
              SHARES                          power to vote these shares.
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Kagle, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              7,920 shares, all of which are directly owned by several trusts, and
                                              Kagle, as trustee of the trusts, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Kagle, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,069,348
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                         Page 19 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Andrew S. Rachleff
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              19,802 shares, all of which are directly owned by a trust, and
             NUMBER OF                        Rachleff, as trustee of the trust, may be deemed to have sole
              SHARES                          power to vote these shares.
            BENEFICIALLY             -------- -----------------------------------------------------------------------
       OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
                WITH                          2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Rachleff, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              19,802 shares, all of which are directly owned by a trust, and
                                              Rachleff, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Rachleff, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,081,230
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. M8405Q102                                               13 G
----------------------------------------------------------                     ---------------------------------------

                                                                                                        Page 20 of 27
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Steven M. Spurlock
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              792 shares, all of which are directly owned by a trust, and Spurlock,
             NUMBER OF                        as trustee of the trust, may be deemed to have sole power to vote
              SHARES                          these shares.
           BENEFICIALLY              -------- -----------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by  BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X.  BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and
                                              Spurlock, a member of BCMC III, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV,
                                              BFF IV-A, BFF IV-B and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              792 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,061,428 shares, of which 1,069,341 are directly owned by BCP III;
                                              310,964 are directly owned by BFF III; 84,478 are directly owned by
                                              BFF III-A; 32,294 are directly owned by BMF III; 395,231 are directly owned by BCP IV; 113,334 are directly owned by BFF IV; 14,782 are directly owned by BFF IV-A; 4,400 are directly owned by BFF IV-B and
                                              36,604 shares are directly owned by BFF IV-X. BCMC III is the general partner of BCP III, BFF III, BFF III-A and BMF III, and Spurlock, a
                                              member of BCMC III, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF
                                              IV-A, BFF IV-B and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,062,220
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

                                                                   Page 21 of 27
ITEM 1(A).        NAME OF ISSUER
                  --------------

                  Shopping.com Ltd.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  1 Zoran Street
                  Netanya, 42504
                  Israel

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Benchmark Capital Partners III, L.P., a Delaware limited partnership ("BCP III"), Benchmark Founders' Fund III, L.P., a Delaware limited partnership ("BFF III"), Benchmark Founders' Fund III-A, L.P., a Delaware limited partnership ("BFF III-A"), Benchmark Members Fund III, L.P., a Delaware limited partnership ("BMF III"), Benchmark Capital Management Co. III, L.L.C., a Delaware limited liability company ("BCMC III"), Benchmark Capital Partners IV, L.P., a Delaware limited partnership ("BCP IV"), Benchmark Founders' Fund IV, L.P., a Delaware limited partnership ("BFF IV"), Benchmark Founders' Fund IV-A, L.P., a Delaware limited partnership ("BFF IV-A"), Benchmark Founders' Fund IV-B, L.P., a Delaware limited partnership ("BFF IV-B"), Benchmark Founders' Fund IV-X, L.P., a Delaware limited partnership ("BFF IV-X"), Benchmark Capital Management Co. IV, L.L.C., a Delaware limited liability company ("BCMC IV"), and Alexandre Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCMC III, the general partner of BCP III, BFF III, BFF III-A and BMF III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP III, BFF III, BFF III-A and BMF III. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X. Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC III and BCMC IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP III, BFF III, BFF III-A, BMF III, BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE
                  ---------------------------

                  The address for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP
                  -----------

                  BCP III, BFF III, BFF III-A, BMF III, BCP IV, BFF IV, BFF IV-A, BFF IV-B, and BFF IV-X are Delaware limited partnerships. BCMC III and BCMC IV are Delaware limited liability companies. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens. Balkanski is a citizen of France.

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  Common Stock
                  CUSIP # M8405Q102

ITEM 3.           Not Applicable.
                  --------------


ITEM 4.           OWNERSHIP
                  ---------

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a)  Amount beneficially owned:

                          See Row 9 of cover page for each Reporting Person.

                     (b)  Percent of Class:

                          See Row 11 of cover page for each Reporting Person.

                     (c)  Number of shares as to which such person has:

                               (i)   Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                               (ii)  Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                               (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  --------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of BCP III, BFF III, BFF III-A, BMF III, BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and the limited liability company agreements of BCMC III and BCMC IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  ---------------------------------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February ___, 2005

                                   BENCHMARK CAPITAL PARTNERS III, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III-A, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND III, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. III, L.L.C., a Delaware Limited Liability Company




                                   By:    /s/ STEVEN M. SPURLOCK
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Managing Member


                                   BENCHMARK CAPITAL PARTNERS IV, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-A, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-B, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-X, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Liability Company



                                   By:    /s/ STEVEN M. SPURLOCK
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Managing Member

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK




                                   By:    /s/ STEVEN M. SPURLOCK
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 01/05/2002

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

                                  EXHIBIT INDEX
                                  -------------




                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------
Exhibit A:  Agreement of Joint Filing                             27

---------------------------------                    ---------------------------
CUSIP NO. M8405Q102                     13 G
---------------------------------                    ---------------------------

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Shopping.com Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February ___, 2005
                                   BENCHMARK CAPITAL PARTNERS III, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND III-A, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND III, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. III, L.L.C., a Delaware Limited Liability Company

                                   BENCHMARK CAPITAL PARTNERS IV, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-A, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-B, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-X, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Liability Company

                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK


                                   By:    /s/ STEVEN M. SPURLOCK
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.